Exhibit (g)(3)(xii)

AMENDMENT NO. 11

AMENDED AND RESTATED GLOBAL CUSTODY AGREEMENT

Amendment No. 11 dated as of July 1, 2008 (“Amendment No. 11”), to the Amended and Restated Global Custody Agreement, dated as of February 1, 2002, as amended (“Agreement”), by and between EQ Advisors Trust (“Trust”) and JPMorgan Chase Bank (“JPMorgan”).

The Trust and JPMorgan hereby agree to modify and amend the Agreement as follows:

1. Schedule B. Schedule B to the Agreement, setting forth the fees paid by the Trust for custody services provided by JPMorgan is hereby replaced in its entirety by Schedule B attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 11 as of the date first above set forth.

EQ ADVISORS TRUST		JPMORGAN CHASE BANK

By:		By:
Name:	Brian Walsh	Name:	John K. Breitweg
Title:	Chief Financial Officer and Treasurer	Title:	Senior Vice President